EXHIBIT 10.1

NABI BIOPHARMACEUTICALS

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

June 29, 2007

Thomas H. McLain

15975 Laurel Creek Drive

Delray Beach, FL 33446

Re: Separation Agreement

Dear Tom:

This separation agreement (the “Agreement”) confirms our agreement concerning the terms of your separation from Nabi Biopharmaceuticals (“Nabi”) in accordance with the terms of the Employment Agreement dated April 1, 2004 between Nabi and you (the “Employment Agreement”).

This Agreement shall become effective as of the date set forth above on the date that you execute this Agreement and Nabi receives a copy thereof executed by you. Nabi reserves the right to revoke this Agreement at any time prior to its effectiveness. Nabi and you are referred to together herein as the “parties.”

1. Separation from Nabi. You resigned on February 15, 2007 as an officer and director of Nabi, and as an officer and director of any of Nabi’s subsidiaries in which you served in that capacity. Your employment by Nabi terminated on March 31, 2007 (the “Separation Date”). The parties agree that the Employment Agreement is terminated effective as of the Separation Date, except for the provisions of Sections 9, 10, 11 and 12 of the Employment Agreement, which remain in full force and effect.

2. Benefits. If you do not revoke any portion of your release in Section 3 of this Agreement and you comply with the other terms and provisions of this Agreement and with Sections 9, 10 and 11 of the Employment Agreement, consistent with Section 3 of the Employment Agreement, you shall receive the payments and benefits described in the following subparagraphs (a) through (e):

(a) On October 1, 2007, you shall receive a lump sum payment in the amount of $1,198,961, less applicable payroll tax withholding, representing severance pay and benefits under your Employment Agreement.

(b) In connection with the payment of any bonuses with respect to 2007 under the VIP Management Incentive Bonus Plan to executives of Nabi, but in any event no later than March 15, 2008, Nabi shall pay you $106,875, less applicable payroll tax withholding.

(c) In connection with the payment of Nabi’s 401(k) plan matching contributions on behalf of Nabi’s employees for 2007, but in any event no later than March 31, 2008, Nabi shall make a matching contribution to your 401(k) account of $9,000.

(d) Nabi shall pay or reimburse up to $50,000 of your attorneys’ fees incurred from and including February 14, 2007 in connection with your separation from Nabi within sixty (60) days after you provide satisfactory documentation of such fees to Nabi.

(e) Notwithstanding your separation from Nabi, all of your unvested stock options and restricted stock as of the Separation Date, except for the awards of options to purchase 84,329 shares of Nabi common stock and 58,746 shares of restricted stock granted to you on or about February 24, 2006 (the “Retention Program Grants”), shall vest in full on the effective date of this Agreement and shall be exercisable for a period of twenty-four (24) months following the Separation Date, provided that in no event shall options be exercisable beyond the original expiration date. The Retention Program Grants are hereby forfeited and of no further force and effect. All of your stock options and shares of restricted stock will be entitled to the benefit of those modifications or adjustments, if any, that are made to stock options and restricted stock held by executives of Nabi generally. To the extent that the terms of any such options or restricted stock are inconsistent with this Agreement, the terms of this Agreement shall control.

Notwithstanding the foregoing, if you execute this Agreement but revoke a portion of your release in Section 3 of this Agreement in accordance with Section 11 within the time period described therein and you comply with the other terms and provisions of this Agreement and with Sections 9, 10 and 11 of the Employment Agreement, Nabi shall pay or provide to you as a reduced severance benefit (in lieu of the benefits set forth in subparagraphs (a), (b) and (d) above), the benefits provided in subparagraphs (c) and (e) above.

3. Releases. (a) For the consideration set forth herein, which you acknowledge is adequate and satisfactory to you and which exceeds the value of all compensation, benefits and other things of value to which you are or may become entitled if you do not sign this Agreement, and intending to be legally bound, you hereby release Nabi and its subsidiaries and related companies and their respective shareholders, directors, officers, employees, representatives, and agents, past or present, and its and their respective successors and assigns, heirs, executors, insurers, attorneys, and administrators (hereinafter “Nabi Releasees”) from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the effective date of this Agreement, including, without limitation, any and all claims arising out of or relating to your employment with Nabi and your separation therefrom and/or any and all claims you may have against any Nabi Releasees relating to any acts and/or omissions by any Nabi Releasees or any claims under any of Nabi’s equity incentive plans, and the Change of Control Severance Agreement between you and Nabi dated April 1, 2004, and any and all contract claims, tort claims, negligence, fraud claims, including fraud in the inducement, defamation, disparagement, or other personal injury claims, claims of discrimination or claims pursuant to law, statute, regulation or common law, and claims for costs, expenses and attorneys’ fees with respect thereto.

THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL RIGHTS UNDER THE AMERICANS WITH DISABILITIES ACT, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED, FLORIDA COMMON LAW, AND ALL OTHER FEDERAL, STATE OR LOCAL STATUTES, ORDINANCES, REGULATIONS OR CONSTITUTIONAL PROVISIONS, INCLUDING THE FLORIDA CIVIL RIGHTS ACT, CHAPTER 760, FLORIDA STATUTES AND FLORIDA WHISTLEBLOWER ACT.

(b) For the consideration set forth herein, which Nabi acknowledges is adequate and satisfactory to it, and intending to be legally bound, Nabi hereby releases you and your successors and assigns, heirs, executors, insurers, attorneys, and administrators (hereinafter the “McLain Releasees”) from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, known or asserted by Nabi on or before the date of this Agreement, including, without limitation, any and all claims known or asserted by Nabi on or before the date of this Agreement arising out of or relating to your employment with Nabi. For greater clarity, Nabi is not releasing the McLain Releasees from any unknown or concealed claims, or any claims arising after the effective date of this Agreement.

(c) For greater clarity, the parties are not releasing each other from the agreements and covenants in the Surviving Agreements (as defined in Section 13) or any claims that may arise under any of the Surviving Agreements after the effective date of this Agreement.

(d) If any part of the above releases are deemed to be invalid, each of the parties agrees to immediately sign a new release in favor of the other party in a form reasonably acceptable to such party that is not invalid.

(e) For the purposes of implementing a full and complete release of claims, you expressly acknowledge that this Agreement is intended to include, without limitation, all claims described in this Section 3 herein, whether known or unknown, and that this Agreement contemplates the extinction of all such claims. You intend for your full and general release to release all claims against the Nabi Releasees to the maximum extent of the law. You expressly waive any right to assert after signing this Agreement that any such claim has, through ignorance or oversight, been omitted from the scope of the Agreement.

4. Non-Disparagement. The parties agree that any public disclosure of the circumstances surrounding your separation from Nabi shall be agreed upon by the parties prior to its disclosure, except for disclosure required by law, including without limitation, applicable federal securities laws. During the period commencing on the date of this Agreement and ending on June 30, 2009 (the “Non-Disparagement Period”), you will not make any communication, oral or written, that disparages, criticizes or otherwise reflects adversely upon Nabi or any of its shareholders, employees, consultants, representatives and agents, past or present, except if testifying truthfully under oath pursuant to subpoena or other legal process. Nabi will instruct its officers and directors in writing not to make, during the Non-Disparagement Period, any communication, oral or written, that disparages, criticizes or otherwise reflects adversely upon you, including, without limitation, with respect to your performance of your responsibilities as an employee, officer and director of Nabi, except if testifying truthfully under oath pursuant to subpoena or other legal process. Nabi will promptly provide you with a copy of these written instructions.

5. Governing Law. This Agreement shall be subject to and governed by and in accordance with the laws of the State of Florida, without regard to conflict of laws principles.

6. Interpretation. Nothing in this Agreement shall be construed as an admission by Nabi or any of its shareholders, agents, employees, or representatives, past or present, that it or they violated any law or regulation or any other legal or equitable obligation it or they have or ever had to you. Nothing in this Agreement shall be construed as an admission by you that you violated any law or regulation or any other legal or equitable obligation you have or ever had to Nabi.

7. No Obligation to Re-employ. You agree that your employment relationship with Nabi has ended forever and that you will not apply for or otherwise seek employment, consulting, or contractual status with Nabi at any time, or return to the workplace for any reason.

8. Return of Property. You represent and warrant that you have returned to Nabi all property of Nabi used or obtained by you in connection with your employment that is in your possession or control, including, without limitation, the laptop and “Blackberry” devices issued to you. No later than August 1, 2007, Nabi will return to you all personal property left by you at Nabi, of which Nabi has knowledge, including all of your personal files which you stored on the computer(s) you used at Nabi and/or Nabi’s network.

9. Intention to be Legally Bound. You affirm that the terms stated above are the only consideration for entering into this Agreement, that no other promise or agreement of any kind has been made with or to you by any person or entity to cause you to enter into this Agreement, and that you affirm that you fully understand the meaning and intent of this Agreement, including, but not limited to its final and binding effect. Nabi affirms that the terms stated above are the only consideration for entering into this Agreement, that no other promise or agreement of any kind has been made with or to it by any person or entity to cause Nabi to enter into this Agreement, and that it fully understands the meaning and intent of this Agreement, including, but not limited to its final and binding effect.

10. Consultation with Attorney. You affirm that you have been advised to consult with an attorney before signing this Agreement and have had the opportunity to do so. You acknowledge that you fully understand this Agreement, that you have had a reasonable time to consider this Agreement, and that you are knowingly and voluntarily entering into this Agreement.

11. ADEA Claims. As to any and all claims, demands, actions, causes of action, suits, damages, losses and expenses, known or unknown, that you may have pursuant to the Age

Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (“ADEA”), you acknowledge that you have twenty-one (21) days from the time you receive this Agreement to consider whether to sign it. You affirm that if you choose to sign the Agreement before the end of those twenty-one (21) days, it is because you freely chose to do so after carefully considering the terms of this Agreement as to any ADEA claims and contacting anyone whom you chose to consult, including but not limited to, an attorney. You further understand and acknowledge that once you sign this Agreement, you will then have seven (7) calendar days, if you so choose, from the date you sign this Agreement to revoke the release in Section 4 of this Agreement solely as to any claims arising under the ADEA. To so revoke a portion of such release as to any ADEA claims, you must do so by giving written notice of such revocation by hand-delivery or fax to Michael Rochelle, Vice President, Human Resources, Nabi Biopharmaceuticals, 5800 Park of Commerce Blvd., N.W., Boca Raton, FL 33487 (Fax No. 561.989.5889). You realize that once signed, this Agreement is immediately effective and enforceable as to any and all claims, except that this Agreement will not be effective or enforceable as to any claim under the ADEA until the seven (7) calendar day revocation period expires.

12. Amendment. This Agreement cannot be amended orally or by any course of conduct or dealing and may only be amended or any of its provisions waived by a written agreement signed by you and Nabi.

13. Entire Agreement. When accepted by you, this Agreement, Sections 9, 10, 11 and 12 of the Employment Agreement, your stock option grants and agreements and your restricted stock grants and agreements (other than the grants and agreements relating to the Retention Program Grants), the Nabi Biopharmaceuticals 2007 Omnibus Equity and Incentive Plan, the Indemnification Agreement between Nabi and you dated September 11, 2000 and the Invention Non-Competition and Non-Disclosure Agreement between Nabi and you dated June 17, 1998 (other than Sections 2 and 3 thereof, (collectively, the “Surviving Agreements”), all of which shall remain in full force and effect, set forth the entire agreement between you and Nabi and fully supersede any and all prior agreements or understandings between you and Nabi pertaining to the subject matter hereof and thereof.

If this Agreement is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement and returning it to me.

Sincerely,

NABI BIOPHARMACEUTICALS

By	/s/ Geoffrey F. Cox
Geoffrey F. Cox, Ph.D.
Chairman of the Board

I expressly agree to accept the Severance Agreement set forth above and verify that I am entering this Agreement knowingly and voluntarily, without any coercion or duress. I acknowledge that I was given adequate time to review this letter and that I obtained legal advice from an attorney regarding its terms. I understand the contents of this Agreement and agree to all its terms and conditions including the release of all claims contained in Sections 3 and 11.

Date: July 3, 2007	Signed:	/s/ Thomas H. McLain
Thomas H. McLain